Exhibit 10.16

LETTER OF UNDERSTANDING

This Letter of Understanding among Del Laboratories, Inc. (the “Company”), DLI Holding Corp. (“DLI”) and Dan K. Wassong (the “Executive” and, together with the Company and DLI, the “Parties”) is entered into as of November 10, 2004. The Parties acknowledge that the Executive is party to an Employment Agreement with the Company, dated as of July 1, 1999, as amended (the “Employment Agreement”). Except as otherwise defined herein, any capitalized terms used herein shall have the meaning ascribed to such term in the Employment Agreement.

The Parties desire to set forth their understanding regarding, among other things, the payments and benefits to which the Executive shall be entitled in connection with his termination of employment with the Company upon consummation of the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of July 1, 2004, among DLI, DLI Acquisition Corp. (“Acquisition”) and the Company (“Retirement”).

The Parties hereby agree as follows:

1. Contemporaneous with Executive’s Retirement which shall occur upon consummation of the Merger, the Company (or its successor) shall pay to the Executive a lump sum cash payment equal to Eighteen Million Five Hundred Thousand Dollars ($18,500,000), less (i) any bonus with respect to 2004 or 2005 pursuant to the Employment Agreement or the Del Laboratories Inc. Annual Incentive Plan, as amended and restated, which is paid to Executive following the date hereof and (ii) applicable withholding. Except as provided below, such payment shall be in full satisfaction of the following rights of the Executive pursuant to the Employment Agreement:

(i)	Executive’s rights pursuant to Section 1(a), 1(b), 1(c) and 1(d) of the Employment Agreement;

(ii)	Executive’s rights to the Gross-Up Payment described in Section 2(b) (iii) of the Employment Agreement;

(iii)	Executive’s rights pursuant to Sections 3(a), 3(b) and 3(c) of the Employment Agreement;

(iv)	Executive’s rights pursuant to Sections 9(a) and 9(b) of the Employment Agreement.; and

(v)	Executive’s rights pursuant to Section 4 of the Employment Agreement, except as required by law.

2. For the avoidance of doubt, the Parties acknowledge that nothing herein shall be construed as affecting:

(i)	Executive’s rights to vested benefits payable pursuant to any tax-qualified employee pension benefit plan of the Company in which the Executive is a participant (including, but not limited to, the Company’s Employee Stock Ownership Plan);

(ii)	Executive’s rights to vested benefits payable pursuant to the Company’s Supplemental Executive Retirement Plan;

(iii)	Executive’s rights in connection with the Merger to receive cash in cancellation of stock options held by Executive immediately prior to consummation of the Merger and to receive the merger consideration for shares of common stock of the Company held by Executive in accordance with the Merger Agreement;

(iv)	Executive’s rights to indemnification pursuant to the Merger Agreement, Section 13 of the Employment Agreement, the certificate of incorporation and by-laws of the Company (or any successor) and applicable law; and

(v)	the Company’s obligation to continue to maintain the Insurance for the benefit of the Executive, as contemplated by Section 7 of the Employment Agreement

3. DLI and the Company agree that, at the time of Executive’s Retirement, the Company (or its successor) shall forgive the entire remaining outstanding principal amount (and accrued interest) in respect of the Existing Balance, as set forth in Section 2(b) (iii) of the Employment Agreement; that any Collateral Security related to such Existing Balance shall be released from collateral in order to be surrendered in exchange for the merger consideration under the Merger Agreement; that the Collateral Security shall thereafter cease to constitute collateral with respect to the Existing Balance; and that they shall have no further rights in respect of any such Collateral Security.

4. Executive hereby notifies DLI and the Company that he will not exercise his right to act as a consultant to the Company pursuant to Section 1 of the Employment Agreement.

5. Executive hereby acknowledges that he shall not be entitled to any other payments or benefits in connection with his Retirement except as specifically provided for in this Letter of Understanding. Accordingly, except as required to enforce the terms of this Letter of Understanding or to enforce his rights with respect to the items referred to in paragraph 2 hereof, the Executive hereby irrevocably and unconditionally releases, settles, discharges and acknowledges to be fully satisfied, and covenants not to sue the Company, DLI and any of their respective subsidiaries or affiliates with respect to any and all claims, demands, rights, causes of action, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, arising from Executive’s employment or Retirement or service as a director, or in any way connected with or related to the Employment Agreement.

6. Each of the Company and DLI, on its own behalf and on behalf of its subsidiaries and affiliates, hereby irrevocably and unconditionally releases, settles, discharges and acknowledges to be fully satisfied, and covenants not to sue Executive or his heirs, executors, administrators, successors or assigns with respect to any and all claims, demands, rights, causes of action, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, arising from Executive’s employment or Retirement or service as director, or in any way connected with or related to the Employment Agreement.

7. This Letter of Understanding shall terminate upon the termination of the Merger Agreement in accordance with its terms. Executive may terminate this Letter of Understanding by written notice to the other Parties upon termination of the Voting Agreement dated July 1, 2004 between DLI and the Executive.

8. Except as provided herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties have executed this Letter of Understanding as of the date first referred to above.

DLI HOLDING CORP.

By:	/s/ Philip E. Berney

DEL LABORATORIES, INC.

By:	/s/ William McMenemy

/s/ Dan K. Wassong
DAN K. WASSONG

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